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                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                   TO ACQUIRE NATION'S OLDEST MORTGAGE BANKER

               Company Expands Nationally, Broadens Portfolio with
              Purchase of New Jersey Mortgage and Investment Corp.

         BALA CYNWYD, Pa., -- October 27, 1997 - American Business Financial Services, Inc. ("ABFS", Nasdaq, ABFI) announced today an agreement to acquire New Jersey Mortgage and Investment Corp. ("NJMIC"), the nation's oldest independent mortgage banker, and its subsidiary, Federal Leasing Corp. ("Federal"), for an undisclosed amount of cash and stock.

         "This acquisition represents a natural extension of American Business Financial Services' strategy of retail franchise development, and offers a springboard from which we can further expand our operations throughout the United States," said Anthony J. Santilli, chairman and chief executive officer of American Business Financial Services. "New Jersey Mortgage and Investment Corp. will also be a terrific addition to our retail presence in the home equity loan area, and I feel confident that NJMIC will be well-served by our targeted marketing campaigns that have been integral to the success of our other business units."

About NJMIC

         Founded in 1938, New Jersey Mortgage and Investment Corp. is a full-service residential lender based in Roseland, New Jersey. The company offers a broad range of mortgage products, specializing in first and second lien, non-conforming home equity loans. Other products offered are Fannie Mae/Freddie Mac, FHA/VA, mixed use and multi-family loans.

Retail Orientation

         NJMIC's extensive product offerings enable the company to diversity earnings capabilities and provide growth and earnings opportunities across a wide range of sectors. This is consistent with ABFS' own well-rounded product line and reinforces the company's growth and diversification strategy.

         "We are creating a broad based retail franchise that has inherent value in the brand name alone, and NJMIC's retain orientation certainly reinforces that strategy. We also plan to utilize

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their long-standing, trusted and valued broker network created through NJMIC's years of history," explained Mr. Santilli.

Heritage in the Industry

         NJMIC received the first charter for insured residential loans from the Federal Housing Authority and was one of the first companies in the United States to receive a charter for home improvement loans. NJMIC originates, purchases and sells non-conforming first and second-lien mortgages in the following 19 states: Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Michigan, Missouri, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia. Additional licenses are pending in several states. The company operates a network of seven full-service branch offices and has a total of 135 employees. NJMIC's combined loan and lease origination last year was nearly $200 million.

Federal Leasing

         In addition to its mortgage operations, NJMIC leases capital equipment for industrial and commercial use throughout the country through its wholly-owned subsidiary Federal Leasing Corp., which is also based in Roseland. Federal maintains regional marketing offices in Southern California, San Francisco, Denver, Boca Raton and Chicago. Federal employs 39 people.

         "Federal Leasing Corp.'s solid standing in the marketplace will enhance our existing position in the capital leasing business nationwide, and I am pleased to have Federal join us. Between their distribution capabilities and our management and securitization capabilities, it is a natural blend," Mr. Santilli stated.

Continued Leadership

         Stan Furst, former president and CEO of NJMIC, has been appointed vice chairman of Upland Mortgage and NJMIC. Both subsidiaries will operate as separate business units within American Business Financial Services. Joel Furst, Stan's partner and brother, has been named president of NJMIC. Mr. Furst stated, "we are very excited about this relationship. We believe that a natural synergy exists between our companies, which ultimately will result in enhanced profitability for the overall company. Although we intend to operate NJMIC as a separate business unit, our combined businesses will afford

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our customers greater access to more loan products, as well as provide NJMIC with immediate access to securitizations and other scale economies."

         Prudential Securities Incorporated and Blank Rome Comisky & McCauley represented ABFS in the transaction. NJMIC was represented by Lehman Brothers and Weil, Gotshal & Manges, L.L.P.

ABFS Builds on Strong Earnings

         The acquisition of NJMIC will build upon ABFS' strong earnings momentum. Last week the company announced record revenue, record net income and record earnings per share for the first quarter of fiscal 1998, which ended September 30, 1997. For that quarter, revenues grew to $11.2 million, net income rose to $3.2 million, and earnings per share increased to $.87 per share.

About ABFS

         American Business Financial Services, Inc. is a financial services holding company which provides investment products and credit services to consumers and businesses, including subordinated investment notes, business loans, first and second home equity mortgage loans, and business equipment leases.

         Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the real estate market and mortgage lending activities, competition, demand for American Business Financial Services, Inc. and its subsidiaries' services, availability of funding, loan payment rates, delinquency and default rates, changes in factors influencing the loan securitization market and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission fillings.